UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2007

FIRST SOURCE DATA, INC.

(Exact name of registrant as specified in its charter)

Nevada

333-131621

20-1558589

(State or other jurisdiction

(Commission

   (IRS Employer

   of incorporation)

File Number)

Identification No.)

161 Bay St., 27th Floor, Toronto, Ontario, Canada

       M5J 2S1

(Address of principal executive offices)

               (Zip Code)

Registrant’s telephone number, including area code   (416) 214-1516

1111-155 Dalhousie Street, Toronto, Ontario, Canada, M5B 2P7

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 30, 2007, we entered into a Director Service Agreement with our Director, Stefan Wille. The term of the agreement commences April 30, 2007 and ends upon the earlier of April 29, 2008 or the date upon which Mr. Wille is removed by our shareholders or resigns from our Board of Directors. The agreement provides that Dr. Wille is to perform services as our Director, including attending meetings of the Board of Directors in person or by telephone, participating as a full voting director of the Company, being available to consult regarding our business operations, and carrying out other responsibilities required by law and our internal governance procedures. In consideration for his services, Dr. Wille is entitled to receive cash compensation of $5,000 within 15 days of the agreement being signed. Dr. Wille is also entitled to receive $5,000 by November 15, 2007 if he serves as a Director until at least October 31, 2007. In the event that Dr. Wille ceases to serve as our Director prior to October 31, 2007, Dr. Wille shall be paid a portion of $5,000 pro-rated based on the length of time served as Director between May 1, 2007 and October 31, 2007 with such portion payable by November 15, 2007.

The Director Service Agreement between First Source Data, Inc. and Stefan Wille is filed as Exhibit 10.1 to this report, incorporated herewith.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 30, 2007, Stefan Wille was appointed to our board of directors. The appointment was made by our board of directors in accordance with our Bylaws to fill a vacant position existing on our board.

We entered into an Independent Contractor Agreement with Dr. Wille on April 30, 2007, which is described in Item 1.01 of this report and filed as Exhibit 10.1, and is incorporated herewith.

Dr. Wille has over 35 years of management experience and has also held several board and advisory committee memberships during his career. In 1971, he was appointed to the Board of Directors of Toronto, Canada-based Yonge-Bloor Development Corp., where he served as a Director until 1975. From 1972 to 1975, he worked in Zurich, Switzerland and Toronto as managing director of Thesaurus Overseas, Inc., an investment banking subsidiary of UBS. Dr. Wille later worked with the Canadian Imperial Bank of Commerce from 1978 through 1981, where he served as Managing Director of Zurich-based CIBC Finanz AG and was the bank’s representative in Switzerland and Eastern Europe. In 1981, he was appointed Managing Director of Westhold AG, one of Bata Shoe Organization’s worldwide holding companies located in Zurich, where he worked until 1984. From 1981 through 1983, Dr. Wille also served as a member of the Board of

Directors and Treasurer of the International Primary School of Zurich. In 1984, Dr. Willes departed Westhold AG to join the Zug-Switzerland branch of Pelikan International Corp., a company that manufactured writing, painting, hobby, school supply, and office supply products, distributed these products, and engaged in investment holding. He served as Director of Finance of Pelikan’s global operations from 1984-1995. Dr. Wille also served as a member of the Advisory Committee of Canadore College, a post-secondary educational institution located in North Bay, Ontario, Canada, from 1987-1991.

In 1985, Dr. Wille founded AKTRIN Furniture Information Center, where has worked as President until the present time. AKTRIN is in the business of writing and publishing industrial and economic research reports, and maintains offices in the United States, Canada, Mexico, and Germany. The company also has representatives and affiliates located throughout the world.

Between 1971 and 2005, Dr. Wille has authored over 30 publications, primarily focusing on economic conditions of the furniture industry in various countries. In addition, he has performed three years of service in the Swiss Army and attained the rank of Captain. Dr. Wille is fluent in English, German, and French.

Dr. Wille holds a Lizentiat (undergraduate degree) in Business Administration and Economics from the University of Zurich, a Masters of Arts in Economics from the University of Toronto, and a Ph.D. in International Economics from the University of Zurich.

We have not entered into any transaction with Dr. Wille during the last two years where Dr. Wille had a direct or indirect material interest and the amount involved in the transaction or a series of similar transactions exceeded $60,000.

This report may contain forward-looking statements that involve risks and uncertainties.  We  generally  use  words  such  as  “believe,”  “may,” “could,” “will,”  “intend,”  “expect,”  “anticipate,”  “plan,” and similar expressions to identify  forward-looking  statements.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including: our ability to continue as a going concern, the various interrelationships between our officers and directors which may cause conflicts of interest, amendments to current regulations adversely affecting our business, results of operations and prospects, our ability to raise additional capital, that we do not carry insurance and we may be subject to significant lawsuits which could significantly increase our expenses, and such other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the U.S. Securities and Exchange Commission.  Although we believe  the  expectations  reflected  in  the  forward-looking  statements  are reasonable,  they  relate  only to events as of the date on which the statements are  made,  and  our  future  results,  levels of activity, performance or achievements may not meet these expectations.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Description

10.1

Director Service Agreement between Stefan Wille and First Source Data, Inc., dated April 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Source Data, Inc.

(Registrant)

Date: May 4, 2007

/s/ Javed Mawji

 (Signature)

Name: Javed Mawji

Title: Chief Executive Officer